Exhibit 99.1

PG&E Corporation	Corporate Communications One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	NEWS

FOR IMMEDIATE RELEASE	February 17, 2006

        CONTACT: PG&E Corporation

        PG&E CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS; RAISES 2006 EARNINGS GUIDANCE

•	Consolidated net income reported under GAAP was $0.49 per share for the fourth quarter 2005 and $2.37 per share for the full year. (All “per share” amounts are presented on a diluted basis.)

•	Earnings from operations were $0.49 per share for the fourth quarter and $2.34 per share for the full year.

•	Guidance for 2006 earnings from operations is raised by $0.05 per share to a range of $2.40 to $2.50 per share.

(San Francisco) -- PG&E Corporation’s (NYSE: PCG) consolidated net income reported in accordance with generally accepted accounting principles (GAAP) was $180 million, or $0.49 per share, for the fourth quarter of 2005. In the same period last year, consolidated net income was $871 million, or $2.04 per share, which reflected a $1.60 per share one-time, non-cash gain associated with PG&E Corporation’s exit from its national energy business.
On a non-GAAP basis, PG&E Corporation’s earnings from operations for the fourth quarter were $179 million, or $0.49 per share, compared with $186 million, or $0.44 per share, in the same quarter of 2004. Earnings from operations exclude certain non-operating income and expenses reported in GAAP net income (see “Items Impacting Comparability” in the accompanying financial tables, which reconcile earnings from operations with consolidated net income in accordance with GAAP.)
PG&E Corporation’s earnings per share from operations for the fourth quarter of 2005 increased over the same period in 2004 reflecting the positive impacts of share repurchases, the current year portion of the gain associated with a California Public Utilities Commission decision related to shareholder incentives for successfully implementing conservation programs (Annual Earnings Assessment Proceedings or AEAP), and higher equity earnings on rate base among other items. These items were partially offset primarily by the loss of earnings associated with the settlement regulatory asset, which was refinanced and eliminated during 2005.

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“We’ve executed our 2005 plan to completely restore PG&E’s financial health - restarting and increasing the dividend, repurchasing stock and announcing plans for utility infrastructure investments,” said Peter A. Darbee, Chairman, Chief Executive Officer and President of PG&E Corporation. “As we begin 2006, we’re focused on transforming our business so that we can provide our customers with faster, better and more cost-efficient services while delivering value to our shareholders.”
On a stand-alone basis, PG&E Corporation’s Pacific Gas and Electric Company subsidiary GAAP results were $183 million for the fourth quarter of 2005, compared with $243 million in the same quarter of 2004. The utility’s non-GAAP earnings from operations for the fourth quarter of 2005 were $181 million, compared with $191 million in the same quarter of 2004.

FULL-YEAR 2005 RESULTS
For the full year 2005, PG&E Corporation’s reported GAAP results were $917 million, or $2.37 per share. Total consolidated net income in 2004 was $4.5 billion, or $10.57 per share, of which $8.52 per share reflected two one-time, non-cash items relating to Pacific Gas and Electric Company’s Chapter 11 resolution and PG&E Corporation’s exit from its national energy business.
On a non-GAAP basis, PG&E Corporation’s earnings from operations were $906 million or $2.34 per share in 2005, compared with $901 million, or $2.12 per share in 2004.
The increase in earnings per share from operations for 2005 compared with 2004 reflected the positive impacts of share repurchases, higher equity earnings on rate base, higher gas transmission revenues, and electric transmission contract settlements among other items. These other items were partially offset primarily by the loss of earnings associated with the settlement regulatory asset and increased environmental remediation costs.
Items not included in earnings from operations totaled $0.03 per share, primarily reflecting the costs of the recently announced settlement to resolve most of the chromium litigation against the utility, a gain from tax adjustments related to PG&E Corporation’s national energy business, and the prior year’s portion of the gains associated with the AEAP settlement.

      On a stand-alone basis in 2005, Pacific Gas and Electric Company’s GAAP results were $918 million, compared to $3.96 billion for 2004. The utility’s non-GAAP earnings from operations for 2005 were $919 million, compared to $931 million, for 2004.

2006 EARNINGS GUIDANCE
PG&E Corporation is raising its previously issued guidance for 2006 earnings from operations by $0.05 per share to the range of $2.40 to $2.50 per share. Guidance assumes that the utility earns its higher authorized return on equity of 11.35 percent on anticipated rate base for 2006, decreased for the impact of the equity carrying cost credit associated with the Rate Reduction Bonds and Energy Recovery Bonds, and the interest expense of PG&E Corporation debt.
This guidance is in line with PG&E Corporation’s recently announced target average annual growth rate of approximately 7.5 percent for earnings per share from operations for the period 2006-2010. This reflects the positive impact of share repurchases and the substantial annual capital investment forecast for the utility.
PG&E Corporation bases guidance on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP.

MARCH 1 ANALYST MEETING
PG&E Corporation will discuss its business and strategic focus, capital spending plans, and multi-year financial outlook during its upcoming Analyst Meeting on Wednesday, March 1, 2006 in New York City. The meeting for members of the financial community will be available to the public via webcast beginning at 8:30 a.m. EST at http://www.pge-corp.com/investors/investor_info/presentations/index.shtml. Because the meeting so closely follows today’s earnings announcement, PG&E Corporation will not hold its regular quarterly conference call for analysts.

###

Supplemental Financial Information:
In addition to the financial information accompanying this release, an expanded package of supplemental financial material for the quarter will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation’s website (www.pgecorp.com).

This press release contains forward-looking statements regarding management’s guidance for PG&E Corporation’s 2006 earnings per share from operations and targeted average annual growth rate for earnings per share from operations over the 2006-2010 period. These statements are based on current expectations and various assumptions which management believes are reasonable, including that substantial capital investments are made in Pacific Gas and Electric Company’s (Utility) business over the 2006-2010 period and that share repurchases are made. These statements and assumptions are necessarily subject to various risks and uncertainties the realization or resolution of which are outside of management's control. Actual results may differ materially. Factors that could cause actual results to differ materially include:

•	Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility’s ability to earn its authorized rate of return;

•	How the Utility manages its responsibility to procure electric capacity and energy for its customers;

•	The adequacy and price of natural gas supplies, the ability of the Utility to manage and respond to the volatility of the natural gas market for its customers;

•
The operation of the Utility’s Diablo Canyon nuclear power plant, which could cause the Utility to incur potentially significant environmental costs and capital expenditures, and the extent to which the Utility is able to timely increase its spent nuclear fuel storage capacity at Diablo Canyon by 2007;

•
Whether the Utility is able to recognize the anticipated cost benefits and savings to result from its efforts to improve customer service through implementation of specific initiatives to streamline business processes and deploy new technology;

•
The outcome of proceedings pending at the Federal Energy Regulatory Commission (FERC) and the California Public Utilities Commission (CPUC), including the CPUC’s pending investigation into the Utility’s billing and collection practices;

•
How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the CPUC’s decisions permitting the establishment of holding companies for the California investor-owned electric utilities, and the outcome of the CPUC's new rulemaking proceeding concerning the relationship between the California investor-owned energy utilities and their holding companies and non-regulated affiliates;

•	The impact of the recently adopted Energy Policy Act of 2005 and future legislative or regulatory actions or policies affecting the energy industry;

•
The outcome of the litigation pending against the Utility in California state court involving allegations of injury allegedly caused by exposure to chromium at certain of the Utility's gas compressor stations and other pending litigation;

•	Increased municipalization and other forms of bypass in the Utility’s service territory; and

•	Other factors discussed in PG&E Corporation's SEC reports.

PG&E Corporation
Consolidated Statements of Income

	(Unaudited) Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Operating Revenues
Electric	$2,380	$1,971	$7,927	$7,867
Natural gas	1,352	1,015	3,776	3,213
Total operating revenues	3,732	2,986	11,703	11,080
Operating Expenses
Cost of electricity	785	732	2,410	2,770
Cost of natural gas	898	629	2,191	1,724
Operating and maintenance	1,220	615	3,397	2,865
Recognition of regulatory assets	-	-	-	(4,900)
Depreciation, amortization and decommissioning	415	426	1,735	1,497
Reorganization professional fees and expenses	-	-	-	6
Total operating expenses	3,318	2,402	9,733	3,962
Operating Income	414	584	1,970	7,118
Reorganization interest income	-	-	-	8
Interest income	21	9	80	55
Interest expense	(146)	(231)	(583)	(797)
Other expense, net	(2)	(61)	(19)	(98)
Income Before Income Taxes	287	301	1,448	6,286
Income tax provision	107	114	544	2,466
Income From Continuing Operations	180	187	904	3,820
Discontinued Operations	-	684	13	684
Net Income	$180	$871	$917	$4,504
Weighted Average Common Shares Outstanding, Basic	359	401	372	398
Earnings Per Common Share From Continuing Operations, Basic	$0.49	$0.45	$2.37	$9.16
Net Earnings Per Common Share, Basic	$0.49	$2.07	$2.40	$10.80
Earnings Per Common Share From Continuing Operations, Diluted	$0.49	$0.44	$2.34	$8.97
Net Earnings Per Common Share, Diluted	$0.49	$2.04	$2.37	$10.57
Dividends Declared Per Common Share	$0.33	$-	$1.23	$-

Source: PG&E Corporation’s and Pacific Gas and Electric Company’s Consolidated Financial Statements and Notes thereto included in PG&E Corporation’s and Pacific Gas and Electric Company's Annual Report on Form 10-K for the year ended December 31, 2005.

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Net Income in Accordance with Generally Accepted Accounting Principles (GAAP)
Fourth Quarter and Year-to-Date, 2005 vs. 2004
(in millions, except per share amounts)

	Three months ended December 31,				Twelve months ended December 31,

	Earnings (Loss)		Earnings (Loss) per Common Share (Diluted)		Earnings (Loss)		Earnings (Loss) per Common Share (Diluted)
	2005	2004	2005	2004	2005	2004	2005	2004

PG&E Corporation Earnings from Operations [1]	$179	$186	$0.49	$0.44	$906	$901	$2.34	$2.12
Items Impacting Comparability [2]
Establishment of Regulatory Assets under Chapter 11 Settlement Agreement	-	-	-	-	-	2,950	-	6.92
Recovery of Electric Industry Restructuring Costs	-	30	-	0.07	-	30	-	0.07
2003 GRC Settlement	-	-	-	-	-	120	-	0.28
Energy Crisis/ Chapter 11 Interest Costs	-	14	-	0.03	(3)	(80)	(0.01)	(0.18)
AEAP Settlement	93	-	0.25	-	93	-	0.24	-
Senior Secured Notes Redemption	-	(30)	-	(0.07)	-	(30)	-	(0.07)
Chromium Litigation Settlement Adjustment	(91)	-	(0.25)	-	(91)	-	(0.23)	-
Dividend Participation Rights	-	(13)	-	(0.03)	-	(54)	-	(0.13)
Other	(1)	-	-	-	(1)	(17)	-	(0.04)
Total	1	1	-	-	(2)	2,919	-	6.85
NEGT [3]	-	684	-	1.60	13	684	0.03	1.60
PG&E Corporation Earnings on a GAAP basis	$180	$871	$0.49	$2.04	$917	$4,504	$2.37	$10.57

1	Earnings from operations exclude items impacting comparability as noted in the following discussion.
2	Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with GAAP.
3
During the third quarter of 2005, PG&E Corporation received additional information from NEGT regarding income to be included in PG&E Corporation’s 2004 federal income tax return. This information was incorporated in the 2004 tax return, which was filed with the IRS in September 2005. As a result, $13 million was recognized in income from discontinued operations in the third quarter of 2005.

Reconciliation of Pacific Gas and Electric Company’s Earnings from Operations to Consolidated Net Income in Accordance with GAAP
Fourth Quarter and Year-to-Date, 2005 vs. 2004
(in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,

	Earnings (Loss)		Earnings (Loss)
	2005	2004	2005	2004
Pacific Gas and Electric Company Earnings from Operations [1]	$181	$191	$919	$931
Items Impacting Comparability [2]
Establishment of Regulatory Assets under Chapter 11 Settlement Agreement	-	-	-	2,950
Recovery of Electric Industry Restructuring Costs	-	30	-	30
2003 GRC Settlement	-	-	-	120
Energy Crisis/ Chapter 11 Interest Costs	-	22	(3)	(53)
AEAP Settlement	93	-	93	-
Chromium Litigation Settlement Adjustment	(91)	-	(91)	-
Other	-	-		(17)
Total	2	52	(1)	3,030
Pacific Gas and Electric Company Earnings on a GAAP basis	$183	$243	$918	$3,961

1	Earnings from operations exclude items impacting comparability as noted in the following discussion.
2	Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with GAAP.

DISCUSSION RELATED TO EARNINGS SUMMARY:

Items impacting comparability for the three months ended December 31, 2005 include:

a)
Annual Earnings Assessment Proceeding, or AEAP, revenues of approximately $93 million ($0.25 per share), after-tax, as a result of an October 27, 2005 CPUC decision allowing the Utility to recover shareholder incentives for successful implementation for certain public purpose programs; and

b)
An additional accrual of $91 million ($0.25 per share), after-tax, to reflect both the February 3, 2006 settlement of most of the claims in the “chromium litigation” pending against the Utility and an accrual for the remaining unresolved claims.

Items impacting comparability for the three months ended December 31, 2004 include:

a)
Approximately $30 million ($0.07 per share), after-tax, representing a December 2, 2004 CPUC decision approving recovery of previously incurred costs related to the implementation of electric industry restructuring;

b)
Recovery of previously incurred incremental interest costs at the Utility of $22 million, after-tax, which was offset by $8 million, after-tax, of additional interest expense at PG&E Corporation related to the increased amount and cost of debt resulting from the California energy crisis and the Utility’s Chapter 11 proceeding. These costs were approved for recovery by the CPUC in the fourth quarter of 2004;

c)	A charge of approximately $30 million ($0.07 per share), after-tax, associated with the redemption of PG&E Corporation’s $600 million 6 7/8% Senior Secured Notes on November 15, 2004; and

d)
A charge related to the change in the estimated value of non-cumulative dividend participation rights of approximately $13 million ($0.03 per share), after-tax, included within PG&E Corporation’s $280 million principal amount of 9.5% Convertible Subordinated Notes.

Items impacting comparability for the twelve months ended December 31, 2005 include:

a)
The net effect of incremental interest costs of approximately $3 million ($0.01 per share), after-tax incurred by the Utility through February 10, 2005 and related to generator disputed claims in the Utility’s Chapter 11 proceeding, which are not considered recoverable;

b)
AEAP revenues of approximately $93 million ($0.24 per share), after-tax, as a result of an October 27, 2005 CPUC decision allowing the Utility to recover shareholder incentives for successful implementation for certain public purpose programs; and

c)
An additional accrual of $91million ($0.23 per share), after-tax, to reflect both the February 3, 2006 settlement of most of the claims in the “chromium litigation” pending against the Utility and an accrual for the remaining unresolved claims.

Items impacting comparability for the twelve months ended December 31, 2004 include:

a)
A gain of approximately $2,950 million ($6.92 per share) related to the establishment of regulatory assets contemplated in the December 19, 2003 settlement agreement, or Settlement Agreement, entered into between the Utility, PG&E Corporation and the CPUC to resolve the Utility’s Chapter 11 proceeding;

b)
Approximately $30 million ($0.07 per share), after-tax, representing a December 2, 2004 CPUC decision approving recovery of previously incurred costs related to the implementation of electric industry restructuring;

c)
The Utility’s recognition of a gain of approximately $120 million ($0.28 per share), after-tax, related to the prior year impact and regulatory asset recognition resulting from the CPUC decision approving the 2003 GRC;

d)
A charge of approximately $80 million which includes the net effect of incremental interest costs of $53 million, after-tax, incurred by the Utility and $14 million, after-tax, incurred by PG&E Corporation, related to the increased amount and cost of debt resulting from the California energy crisis and the Utility’s Chapter 11 filing, and $13 million ($0.03 per share), after-tax, primarily consisting of external legal consulting fees, financial advisory fees, and other costs related to the Utility’s and NEGT’s Chapter 11 filings;

e)	A charge of approximately $30 million ($0.07 per share), after-tax, associated with the redemption of PG&E Corporation’s $600 million 6 7/8% Senior Secured Notes on November 15, 2004;

f)
A charge related to the change in the estimated value of non-cumulative dividend participation rights of $54 million ($0.13 per share) included within PG&E Corporation’s $280 million principal amount of 9.5% Convertible Subordinated Notes; and

g)	The Utility’s recognition of $17 million ($0.04 per share) in charges related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

PG&E Corporation 2006 Earnings per Common Share (EPS) Guidance

	Low	High
EPS Guidance on an Earnings from Operations Basis	$2.40	$2.50

Estimated Items Impacting Comparability	$0.00	$0.00

EPS Guidance on a GAAP Basis	$2.40	$2.50

Management's statements regarding 2006 guidance for earnings from operations per share for PG&E Corporation constitute forward-looking statements that are based on current expectations and assumptions which management believes are reasonable, including that the Utility earns an authorized return on equity of 11.35% and that the Utility makes certain capital expenditures as projected. These statements and assumptions are necessarily subject to various risks and uncertainties the realization or resolution of which are outside of management's control. Actual results may differ materially. Factors that could cause actual results to differ materially include:

•  Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility’s ability to earn its authorized rate of return;
•  How the Utility manages its responsibility to procure electric capacity and energy for its customers;
•  The adequacy and price of natural gas supplies, the ability of the Utility to manage and respond to the volatility of the natural gas market for its customers;
•  The operation of the Utility’s Diablo Canyon nuclear power plant, which could cause the Utility to incur potentially significant environmental costs and capital expenditures, and the extent to which the
         Utllity is able to timely increase its spent nuclear fuel storage capacity at Diablo Canyon by 2007;
•  Whether the Utility is able to recognize the anticipated cost benefits and savings to result from its efforts to improve customer service through implementation of specific initiatives to streamline business processes and deploy new technology;
•  The outcome of proceedings pending at the Federal Energy Regulatory Commission (FERC) and the CPUC, including the CPUC’s pending investigation into the Utility’s billing and collection practices;
•  How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the CPUC’s decisions permitting the establishment of holding companies for the California investor-owned electric utilities, and the outcome of the CPUC's new rulemaking proceeding concerning the relationship between the California investor-owned energy utilities and their holding companies and non-regulated affiliates;
•  The impact of the recently adopted Energy Policy Act of 2005 and future legislative or regulatory actions or policies affecting the energy industry;
•  The outcome of the litigation pending against the Utility in California state court involving allegations of injury allegedly caused by exposure to chromium at certain of the Utility's gas compressor stations and other pending litigation;
•  Increased municipalization and other forms of bypass in the Utility’s service territory; and
•  Other factors discussed in PG&E Corporation’s and Pacific Gas and Electric Company's combined Annual Report on Form 10-K for the year ended December 31, 2005.